Exhibit 99.1


[Bioenvision, Inc. logo]



Company Contact:                            Investor Relations Contact:
Bioenvision, Inc.                           The PR Consulting Group, Inc.
David P. Luci                               Stephanie Olijnyk
(212) 750-6700                              (212) 683-8100 x226
davidluci@bioenvision.com                   solijnyk@prcg.com
www.bioenvision.com
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      Bioenvision, Inc. Receives Notice Regarding Continued Compliance with
                       Nasdaq's Director Nomination Rules

New York, NY - November 28, 2005 - Bioenvision, Inc. (Nasdaq: BIVN) announced today it received a Nasdaq Staff Determination Letter on November 23, 2005 indicating that the Company complies with Nasdaq's director nomination requirements as set forth in Nasdaq Marketplace Rules 4350(c)(4)(A) and 4350(c)(4)(B). On November 22, 2005, the Company's board of directors adopted resolutions approving a director nomination policy whereby in connection with the nomination of candidates to the board, director nominees will either be selected, or recommended for the board's selection, by a majority of the independent directors of the board. On November 21, 2005, the Company received a Staff Determination Letter indicating the Company failed to comply with these requirements and that the Company's common stock was therefore subject to delisting under certain circumstances. Nasdaq has confirmed this matter is now closed.

About Bioenvision

Bioenvision's primary focus is the acquisition, development and distribution of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: Clofarabine (in co-development with Genzyme Corporation), Modrenal(R) (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products in clinical trials. Bioenvision is also developing anti-infective technologies, including Virostat for hepatitis-C and the OLIGON technology; an advanced biomaterial that has been incorporated into various FDA approved medical devices. For more information on Bioenvision please visit our web site at www.bioenvision.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision's compounds under development in particular; the potential failure of Bioenvision's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision's business, structure or projections; the development of competing products; uncertainties related to Bioenvision's dependence on third parties and partners; and those risks described in Bioenvision's filings with the SEC. Bioenvision disclaims any obligation to update these forward-looking statements.